Exhibit 10.27

LICENSE AGREEMENT BETWEEN

PEREGRINE SEMICONDUCTOR CORP. AND MURATA MANUFACTURING COMPANY, LTD.

This License Agreement (the “Agreement”) is entered into and effective as of May 28, 2013 (the “Effective Date”) by and between Peregrine Semiconductor Corporation (“Peregrine”), a Delaware Corporation, having its principal place of business at 9380 Carroll Park Drive, San Diego, CA 92121, and Murata Manufacturing Company, Ltd. (“Murata”), a Japanese corporation, having its principal place of business at 1-10-1, Higashikotari, Nagaokakyo, Kyoto, 617-8555 Japan. Peregrine and Murata are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Murata is a developer, manufacturer and supplier of various ceramic-based electronics components and modules, such as resonators and filters, and Peregrine is a developer, manufacturer and supplier of various semiconductor products based on its proprietary UltraCMOS® silicon-on-insulator technology (hereinafter referred to as “UltraCMOS”);

WHEREAS, Murata and Peregrine desire to benefit from the intellectual property position developed by Peregrine concerning the circuit designs and manufacturing processes utilized in its UltraCMOS products as set forth below;

WHEREAS, Murata and Peregrine desire to collaborate on further strengthening the UltraCMOS intellectual property position to their mutual benefit as set forth below; and

WHEREAS, as part of this collaboration, and in response to end-customer requirements for a second source of supply for CMOS-based RF components, Peregrine is willing to grant and Murata desires to obtain a license to both make and have made CMOS-based RF components subject to compliance with the terms and conditions below.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions	(a)	“Affiliate” means an entity controlling, controlled by or under common control with that Party where “control” means the ownership or control of more than fifty percent (50%) of all the voting power of the shares entitled to vote for the election of directors, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

		(b)	“Appointed Distributor” shall mean distributors which Peregrine appoints or unappoints from time to time as indicated in writing from Peregrine to Murata referencing this Agreement. As of the Effective Date, Macnica Inc. is the only Appointed Distributor.

		(c)	“CMOS-Based Licensed Product” means a Licensed Product fabricated using a CMOS-based semiconductor process technology. For clarification, CMOS- based process technologies specifically include without limitation CMOS Silicon-on-Insulator (SOI) process technologies, but do not include GaAs-based semiconductor technologies.

		(d)	“Intellectual Property Rights” means patents (including patent applications, reissues, divisions, continuations and extensions thereof in any jurisdiction), utility models, and registered and unregistered designs including trademarks, service marks, mask works, copyrights, trade secrets, and any other form of protection afforded by law to Inventions (defined below), models, designs, works of authorship, databases or technical Information, and applications therefore.

(e)	“Inventions” means any idea, discovery, design, improvement, invention (which may include, without limitation, discoveries of new technology and improvements to existing technology), or innovation, whether or not patented or patentable, or copyrightable.

(f)	“Licensed Product” means an RF Switch. The Parties may from time to time designate additional products as Licensed Products through written agreement signed by each Party and referencing this Agreement.

(g)	“Murata’s Requirements” for a given time period shall mean Murata and its Affiliates’ requirements for any purpose (calculated on an aggregated Purchase Amount basis) of each type of Licensed Product during such time period.

(h)	“Peregrine Licensed Technology” means Intellectual Property Rights in Inventions owned or, as of the Effective Date, controlled by Peregrine which are related to a CMOS-Based Licensed Product.

(i)	“Peregrine Products” shall mean Licensed Products made by or made for Peregrine.

(j)	“Purchase Amount” shall mean:

	1.	with respect to Licensed Products acquired from third parties or Peregrine, as the case may be, the amount Murata paid such third party or Peregrine, as the case may be, for such Licensed Products; and

	2.	with respect to Licensed Products made by or for Murata, all costs associated with manufacturing such Licensed Product (including, without limitation, the cost of fabricated semiconductor wafers, back-end testing and assembly costs, and reasonable overhead costs allocated to the manufacturing of such Licensed Products consistent with Murata’s standard manufacturing and accounting practices).

(k)	“RF Switch(es)” means a single chip integrated circuit used for switching RF signals.

(l)	“Royalty Amount” shall mean the following amounts for a CMOS-Based Licensed Product:

	(i)	[*] of the Purchase Amount of such CMOS-Based Licensed Product, if the Purchase Amount of Peregrine Products during the Sourcing Commitment Period in which such CMOS-Based Licensed Product is purchased is less than [*] (but greater than or equal to [*]) of all of Murata’s Requirements during such Sourcing Commitment Period;

	(ii)	[*] of the Purchase Amount of such CMOS-Based Licensed Product, if the Purchase Amount of Peregrine Product during the Sourcing Commitment Period in which such CMOS-Based Licensed Product is purchased is equal to or more than [*] of Murata’s Requirements during such Sourcing Commitment Period; or

	(iii)	[*] of the Purchase Amount of such CMOS-Based Licensed Product, if the Purchase Amount of Peregrine Products during the Sourcing Commitment Period in which such CMOS-Based Licensed Product is purchased is less than [*] of all of Murata’s Requirements during such Sourcing Commitment Period.

* CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

		(m)	“Sourcing Commitment Period” shall mean the six month period from April 1st to September 30th and October 1st to March 31st of a given year. The first Sourcing Commitment Period shall be the period beginning April 1, 2013 and ending September 30, 2013.

2.	Sourcing Commitment.	Except as expressly set forth below, in each Sourcing Commitment Period during the Term, Murata and its Affiliates shall purchase Peregrine Products from Peregrine (or an Appointed Distributor) representing a minimum of [*] of Murata’s Requirements over such Sourcing Commitment Period. During the two Sourcing Commitment Periods from April 1, 2013 to March 31, 2014, Murata and its Affiliates shall purchase Peregrine Products from Peregrine (or an Appointed Distributor) representing a minimum of [*] of Murata’s Requirements over such period.

Provided that Murata is otherwise in compliance with its obligations under this Agreement, Murata shall not be deemed to be in failure of its obligations set forth in this Section 2 to the extent such failure is caused by Peregrine’s failure to meet the reasonable requirements of Murata for price, quality, quantity and delivery. For the avoidance of doubt, Murata’s Requirements exclude the Purchase Amount which Murata is not able to purchase from Peregrine due to Peregrine’s failure as set forth in this paragraph.

3.	Sourcing License.	(a)	Subject to Murata’s compliance with the terms and conditions of this Agreement, Peregrine hereby grants Murata a non-exclusive, worldwide, royalty bearing (in accordance with Section 4), non-transferable, non-sublicensable license under the Peregrine Licensed Technology to:

(i) make and have made (subject to Section 3(b)) Licensed Products; and

(ii) distribute, sell and offer for sale Licensed Products made by or made for Murata pursuant to the license granted in Section 3(a)(i).

		(b)	Murata shall not have a third party make Licensed Products if (i) Peregrine has not approved such third party in writing referencing this Agreement (which approval shall not be unreasonably withheld) or (ii) Peregrine has a material dispute with such third party.

		(c)	Peregrine shall not grant any license of Peregrine Licensed Technology to [*]. In the event that Peregrine grants a license of Peregrine Licensed Technology to a third party, Peregrine shall inform Murata in writing of the fact and the name of the licensee in advance. Peregrine represents that terms and conditions granted to Murata are and will be the most favorable among other licensees.

4.	Royalties.	Murata shall pay Peregrine the Royalty Amount for each CMOS-Based Licensed Product made by, made for, used, disposed of and/or otherwise acquired by Murata or its Affiliates other than Licensed Products purchased from Peregrine. All royalty payments for CMOS-Based Licensed Product shall be made in US Dollars prior to:

		(a)	June 1st of each year, with respect to all CMOS-Based Licensed Products made by, made for or otherwise acquired by Murata during the six months of the current Source Commitment Period (i.e. October 1st through March 31st); and

		(b)	December 1st of each year, with respect to all CMOS-Based Licensed Products made by, made for or otherwise acquired by Murata during the six months of the current Source Commitment Period (i.e. April 1st through September 30th). Late payments will be subject to late fees at the rate of 1.5% per month, or, if lower, the maximum rate allowed by law.

* CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.	Taxes.	All payments of royalties under Section 4 are exclusive of taxes, duties, withholdings and the like, all of which shall be borne by Murata.

6.	Reporting.	Murata agrees to keep complete and accurate books and records of its manufacturing, acquisition, and sales or other disposition of Licensed Products for three years. Together with each payment made to Peregrine in connection with Section 4, Murata shall provide Peregrine with a report containing (a) the Purchase Amount of Licensed Products manufactured, acquired, and sold or otherwise disposed of by Murata and its Affiliates during such half year, (b) the proportion of Purchase Amount of Peregrine Product to Murata’s Requirements during such half year (c) the calculation of the applicable royalty payment for such half year pursuant to Section 4, and (d) other information reasonably requested by Peregrine necessary to verily Murata’s compliance with its obligations under this Agreement.

7.	Audit.	Peregrine shall have the right (at its expense, upon 5 business days’ written notice during Licensee’s normal business hours) to have its agent inspect, audit, and make copies of the books and records of Murata but only to verify Murata’s compliance with its obligations hereunder. If during an audit Peregrine discovers a deficiency in payment during any semi-annual reporting period, then such deficiency shall be paid by Murata to Peregrine immediately. If such deficiency is greater than five percent (5%), then the costs of such audit shall be borne by Murata. Peregrine may exercise its right to audit Murata no more than once per calendar year unless an audit reveals a deficiency in payment during any semi-annual reporting period that is greater than five percent (5%).

8.	Information.	Peregrine shall, from time to time, provide Murata with information relating to its legal efforts with respect to the enforcement of Peregrine Licensed Technology, provided that Peregrine shall not be required to disclose information to Murata that could, in Peregrine’s sole discretion, compromise or prejudice the establishment of or enforcement of any intellectual property rights of Peregrine. All such information shall be deemed Confidential Information of Peregrine.

9.	Confidentiality.	(a) “Confidential Information” means any and all information that any Party designates as confidential or proprietary, which is disclosed by such Party to the other Party relating to the subject matter of this Agreement, whether such information is in oral, written, graphic or electronic form; provided that either (i) if such information is in writing or other tangible form, it is clearly marked as “proprietary” or “confidential” when disclosed to the receiving Party; (ii) if such information is not in tangible form, it is identified as “proprietary” or “confidential” when disclosed, and confirmed in a writing as “proprietary” or “confidential” and delivered to the receiving Party within thirty (30) days after the date of disclosure; or (iii) a reasonable person should understand such information to be proprietary and/or confidential. Confidential Information will not include any information, data or material which: (1) the disclosing Party expressly agrees in writing is free of any non-disclosure obligations; (2) is independently developed by the receiving Party without reference to the Confidential Information; (3) is lawfully received by the receiving Party, free of any non-disclosure obligations, from a third party having the right to so furnish such Confidential Information; or (4) is or becomes generally available to the public or otherwise ceases to be secret or confidential without any breach of this Agreement or unauthorized disclosure of such Confidential Information by the receiving Party.

(b) Each Party receiving Confidential Information agrees that during the Term of this Agreement, and for five (5) years after the expiration or termination of this

Agreement, it will not use or disclose Confidential Information except as authorized in this Agreement. Additionally, each Party shall treat Confidential Information as strictly confidential, and will use the same care to prevent disclosure of such information as such Party uses with respect to its own confidential and proprietary information, which will not be less than the care a reasonable person would use under similar circumstances. In any event, each Party receiving Confidential Information will disclose such Confidential Information only to (i) those authorized employees, directors, investors, potential investors, potential acquirers, or agents whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential and/or proprietary status of such Confidential Information; and (ii) only to those third parties required for the performance of the receiving Party’s obligations under this Agreement pursuant to a written confidentiality agreement as least as extensive as the confidentiality provisions of this Agreement.

		(c)	The obligations set forth in this Section 9 will not apply to any Confidential Information which must be disclosed by the receiving Party pursuant to applicable federal, state or local law, regulation, court order, or other legal process, provided the receiving Party has given the disclosing Party prior written notice of such required disclosure and, to the extent reasonably possible, has given the disclosing Party an opportunity to contest such required disclosure at the disclosing Party’s expense.

10.	Publicity.	Any news releases, public announcements, advertisements or publicity released by either Party concerning this Agreement will be subject to prior written approval of the other Party. Additionally, any news releases, public announcements, advertisements or publicity released by Murata concerning Peregrine’s enforcement of Peregrine Licensed Technology will be subject to prior written approval of Peregrine.

11.	Termination.	(a)	Unless terminated earlier as provided herein, this Agreement shall have a term of [*] commencing on the Effective Date of this Agreement (such period, the “Term”). This Agreement shall be automatically renewed for one year unless either Party elects not to renew the Agreement by providing notice to the other Party thirty (60) days prior to the expiration of the Term and both parties agree not to renew.

		(b)	This Agreement may be terminated by a Party immediately upon the occurrence of any of the following events:

(i) if the other Party ceases to do business, or otherwise terminates its business operations (without a successor);

(ii) if the other Party materially breaches any material provision of this Agreement and fails to fully cure such breach within thirty (30) days (immediately in the case of a breach of Sections 3, 9 or 10) of written notice describing the breach; or

(iii) if the other Party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 120 days).

		(c)	All licenses granted hereunder shall terminate upon expiration or termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Murata pursuant to Section 11(b), Murata’s license under Section 3(a)(ii) shall not terminate until ninety (90) days after Murata provides notice of such termination.

* CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(d) Peregrine may terminate this Agreement immediately after an entity succeeds to all or substantially all the assets or business of Murata.

12.	Termination Damages.	Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party which complies with the terms of the Agreement whether or not such Party is aware of any such damage, loss or expenses.

13.	Warranty Disclaimer.	EXCEPT WHERE A WARRANTY IS EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

14.	Limitation of Liability.	EXCEPT FOR A VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A BREACH OF SECTIONS 9 OR 10, NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

15.	Indemnification.	(a) Murata shall indemnify and hold harmless Peregrine and its officers, directors, agents, and employees from any and all damages awarded to a third party by a final court judgment or settlement of litigation for third party claims made against Peregrine that any Licensed Products made by or made for Murata infringe or misappropriate such third party’s intellectual property; provided that such indemnification obligations shall not apply: (A) if Peregrine does not provide Murata with prompt written notice of the claim for which indemnification is sought and Murata is materially prejudiced by such delay; or (B) if Murata is not offered the opportunity to assume sole control of defense and settlement of the claim for which indemnification is sought. Murata shall not settle any indemnifiable claim without the written consent of Peregrine (which shall not be unreasonably withheld).

(b) Peregrine shall indemnify and hold harmless Murata and its officers, directors, agents, and employees from any and all damages awarded to a third party by a final court judgment or settlement of litigation for third party claims made against Murata that any Peregrine Product purchased from Peregrine infringes or misappropriates such third party’s intellectual property; provided that such indemnification obligations shall not apply: (i) if Murata does not provide Peregrine with prompt written notice of the claim for which indemnification is sought and Peregrine is materially prejudiced by such delay; or (ii) if Peregrine is not offered the opportunity to assume sole control of defense and settlement of the claim for which indemnification is sought. Further, Peregrine shall have no indemnification obligations with respect to any Licensed Products purchased from Peregrine that have been (A) combined with other products, processes or materials or (B) modified after shipment by Peregrine, where the alleged infringement or misappropriation relates to such modification and/or combination. Peregrine shall not settle any indemnifiable claim without the written consent of Murata (which shall not be unreasonably withheld).

16.	Jurisdiction.	All matters arising out of or related to this Agreement, including, without limitation, all matters connected with its performance, shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of

America and the State of California, without reference to conflict of laws principles. All disputes and litigation arising out of or related to this Agreement, including without limitation matters connected with its performance, shall be subject to the exclusive jurisdiction of the courts of the State of California or of the Federal courts sitting therein. Each Party hereby irrevocably submits to the personal jurisdiction of such courts and irrevocably waives all objections to such venue.

17.	Survival.	Sections 1, 4, 5, 6, 7 and 9-19 and any accrued rights to payment shall survive termination of this Agreement.

18.	Assignment.

Except to an entity that succeeds to all or substantially all the assets or business of a Party, each Party shall not have any right or ability to assign, or transfer any obligations or benefit under this Agreement without the written consent of the other Party (and any such attempt shall be void).

In the event that any of the patents covering Peregrine Licensed Technology is sold, assigned or transferred by Peregrine to any third party such sale, assignment or transfer of such patents shall be subject to the licenses granted to Murata under Section 3(a).

In the event that Peregrine is dissolved or merged into a third party, the business of Peregrine is assigned in whole or in part, or more than 50% of the outstanding shares of the party’s stock hereafter becomes owned or controlled, directly or indirectly, by a third party Peregrine shall have the third party permit Murata to retain the licenses granted under Section 3(a).

19.	Miscellaneous.	For all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, when sent by confirmed fax, or three days after being sent by prepaid certified or registered U.S. mail to the address of the Party to be noticed as set forth herein or such other address as such Party last provided to the other by written notice. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. It is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing Party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF, Peregrine and Murata have caused this License Agreement to be executed as of the Effective Date by their respective duly authorized representatives.

PEREGRINE SEMICONDUCTOR CORPORATION		MURATA MANUFACTURING COMPANY, LTD.

By:		By:

Name:	James S. Cable	Name:	Tsuneo Murata

Title:	CEO	Title:	President

	May 28, 2013		May 28, 2013